                                   EXHIBIT 2

                         LIMITED PARTNERSHIP AGREEMENT


                                       of

                           BLUE RAVEN PARTNERS, L.P.,

                        A CALIFORNIA LIMITED PARTNERSHIP



THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS, OR UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

                               TABLE OF CONTENTS
                               -----------------

                                                                                               Page No.
                                                                                               --------
1.   Formation; Name; Principal Place of Business............................................         1

2.   Term....................................................................................         1

3.   Purposes................................................................................         2
     3.1  General Purposes...................................................................         2
     3.2  Specific Initial Purposes..........................................................         2
     3.3  General Partners' Authority to Fulfill Purposes....................................         3

4.   Partners................................................................................         3
     4.1  General Partners...................................................................         3
     4.2  Limited Partners...................................................................         4

5.   Capital Contributions...................................................................         4
     5.1  No Withdrawals.....................................................................         4
     5.2  Additional Capital Contributions...................................................         4

6.   Partner's Capital Accounts..............................................................         5

7.   Net Income (Profits), Net Losses and Distributions......................................         6
     7.1  Accounting for Net Income (Profits) or Net Losses..................................         6
     7.2  Allocation of Net Income (Profits) or Net Losses and Income Tax
          Credits............................................................................         6
     7.3  Distributions......................................................................         7
     7.4  Section 704(c) - Special Rule for Contributed Property.............................         8
     7.5  Corrective Amendments for Tax Purposes.............................................         8

8.   Liabilities.............................................................................         9
     8.1  Limited Liability of a Limited Partner.............................................         9
     8.2  Indemnification....................................................................         9

9.   Management..............................................................................        10
     9.1  General Partners as Manager........................................................        10
     9.2  Limitations on General Partners....................................................        12
     9.3  Obligation of the General Partners to Provide Time and Skill to Partnership........        13
     9.4  Limited Partner Has No Management Rights...........................................        13
     9.5  Bank Deposits......................................................................        13
     9.6  Reports, Books and Records.........................................................        13
     9.7  Agent for Service of Process.......................................................        15

10.  Transfer of Partnership Interests.......................................................        16
     10.1  By Limited Partner................................................................        16
     10.2  Transfers in Violation of Section 10.1............................................        17

     10.3  By General Partner................................................................      18
     10.4  Purchase of Units in the Event of Bankruptcy, Insolvency,
           Divorce or Other Prohibited Transfer..............................................      18
     10.5  Substituted Partners..............................................................      21
     10.6  Investment Representation of Limited Partner......................................      21

11.  Termination.............................................................................      21
     11.1  Terminating Events................................................................      21
     11.2  Election to Continue..............................................................      22
     11.3  Dissolution.......................................................................      23
     11.4  Bankruptcy........................................................................      24

12.  Power of Attorney.......................................................................      25
     12.1  General Partner Appointed as Attorneys-In-Fact....................................      25
     12.2  Power Coupled With An Interest....................................................      25
     12.3  Substituted Limited Partner.......................................................      26

13.  Death, Incompetency or Dissolution of a Limited Partner.................................      26

14.  Election Under Section 754 of the Code; Waiver of Right of Partition....................      26
     14.1  Election Under Section 754 of the Code............................................      26
     14.2  Waiver of Right of Partition......................................................      27

15.  Miscellaneous...........................................................................      27
     15.1  Notices...........................................................................      27
     15.2  Pronouns..........................................................................      27
     15.3  Capacity..........................................................................      27
     15.4  Binding Effect....................................................................      28
     15.5  Agreement in Counterparts.........................................................      28
     15.6  Amendment of Agreement............................................................      28
     15.7  Governing Law; Consent to Binding Arbitration, Jurisdiction and Venue.............      28
     15.8  Attorneys' Fees...................................................................      29

                         LIMITED PARTNERSHIP AGREEMENT
                         -----------------------------

     This Limited Partnership Agreement is made this ____ day of __________, 1999, and is intended to be effective as of December 31, 1998 (the "Effective Date"), by and between David Schwartz, Alice Schwartz, Norman Schwartz and Steven Schwartz, as general partners (the "General Partners"), and those parties listed on Exhibit A, as limited partners (whenever used in this Agreement the
          ---------
term "Limited Partner", or, collectively, "Limited Partners," shall refer to the Limited Partners indicated above and any successors or assigns thereto). The General Partners and the Limited Partners are collectively referred to as the "Partners".

     In consideration of the mutual covenants herein contained, the Partners agree as follows:

1.   Formation; Name; Principal Place of Business.
     --------------------------------------------

     The Partners hereby form with each other a limited partnership (the "Partnership"), pursuant to the provisions of the California Revised Limited Partnership Act (California Corporations Code Sections 15611-15723). The name of the Partnership shall be Blue Raven Partners, L.P., a California Limited Partnership, and its principal place of business shall initially be at 1129 James Place, El Cerrito, California or at such other place as the General Partners may from time to time hereafter designate.

2.   Term.
     ----

     The Partnership shall commence upon the General Partners' filing a Certificate of Limited Partnership (the "Certificate") with the California Secretary of State pursuant to Section 15621 of the California Corporations Code. The Partnership shall continue until December 31, 2049, unless sooner terminated pursuant to the provisions of this Agreement.

3.   Purposes.
     --------

     3.1  General Purposes.
          ----------------

          The Partnership is being formed for the primary and general purposes of (i) providing consolidated management for certain assets owned by the Partners which are currently held by several individuals, or may be divided in the future by gift or testamentary disposition, and (ii) providing for the efficient and skilled management of such assets in the future, and (iii) protecting such assets from the creditors of individual Partners, from transfer as a result of a failed marriage, from dilution by sale of partial interests in such assets, and from transfers to parties who are not "Permitted Transferees" (defined below), and (iv) providing a concentrated financial position to take advantage of economies of scale, facilitate the use of investment advisors requiring minimum investments and diversify family holdings; and (v) to promote family harmony by providing for an orderly buy-sell arrangement among Permitted Transferees, for private arbitration of any disputes, and for orderly succession of management and control of family assets.

     3.2  Specific Initial Purposes.
          -------------------------

          The specific purposes of the Partnership shall be to aggregate a significant amount of Class B stock (the "Stock") in Bio-Rad Laboratories, Inc. (the "Company") to be maintained as a unified position in order that the Partnership shall be assured of a significant stake and voice in the affairs of the Company, and (iii) to acquire on behalf of the Partnership such other properties to hold for investment, and to operate and/or sell such other property as the General Partners determine, in their sole discretion, to be in the best interest of the Partnership, including, without limitation, assets or investments that may require minimum levels of investment that are more easily satisfied by the Partnership than by individual Partners, or that may require sophisticated management skills.

     3.3  General Partners' Authority to Fulfill Purposes.
          -----------------------------------------------

          The General Partners shall have and may exercise such powers as are necessary and appropriate to fulfill the foregoing purposes, including, without limitation, the retention and investment of excess cash of the Partnership as operating or capital reserves, as reserves for future acquisitions or otherwise, in any prudent and reasonable manner which the General Partners deem appropriate, consistent with their fiduciary duties to the Partners, in order to further the interests of the Partnership.

4.   Partners.
     --------

     The Partnership shall have the Partners listed on Exhibit A.
                                                       ---------

     4.1  General Partners.
          ----------------

          David Schwartz and Alice Schwartz as Co-Trustees of the Schwartz Revocable Trust, Norman Schwartz, as his sole and separate property, and Steven Schwartz, as his sole and separate property, shall be the General Partners. Additional General Partners may only be admitted to the Partnership as specifically provided in this Agreement. Any General Partner is authorized to take such actions as are necessary to form the Partnership, and to carry out the business of the Partnership, but only upon the consent of the requisite number of General Partners as set forth in Article 9.

     4.2  Limited Partners.
          ----------------

          The persons and entities set forth on Exhibit A shall be the initial
                                                ---------
Limited Partners. No person or entity may be substituted or added as a Limited Partner except as specifically provided in this Agreement.

5.   Capital Contributions.
     ---------------------

     Each General Partner and Limited Partner shall contribute undivided interests in the Stock to the Partnership, and the Partnership shall issue Units to each Partner in exchange therefor, as set forth on Exhibit A, which is
                                                      ---------
incorporated herein by this reference. The parties intend that the allocation of Units is proportionate based on the relative agreed fair market value of such contributions, as set forth on Exhibit A, provided that such initial values
                               ---------
shall be adjusted based upon a subsequent appraisal of such relative values and/or any final determination of such values for federal tax purposes.

     5.1  No Withdrawals.
          --------------

          A Partner shall not have the right to a return of all or any part of its capital contribution except upon the termination and dissolution of the Partnership as provided in this Agreement. No Partner shall receive interest on such Partner's capital contribution to the Partnership.

     5.2  Additional Capital Contributions.
          --------------------------------

          Each Partner shall make additional capital contributions to the Partnership at such time and in such amounts as determined by the General Partners, in the same proportion as the number of Units held by such Partner bears to the total number of Units outstanding. The General Partners shall notify each Partner in writing at least thirty (30) days prior to the required additional capital contribution. If any Partner fails to make such additional capital contributions, then the capital accounts of the Partners who do make such additional capital contributions shall be increased by the amount of such capital contributions, and each contributing Partner shall be issued additional Units to reflect the Partners' respective aggregate capital contributions in proportion to the total capital contributions of all Partners. There shall be no other remedy for the failure of a Partner to make an additional contribution. No Partner shall have the right to make voluntary capital contributions without the consent of the General Partners. If any Partner makes a loan to the Partnership, such loan shall not increase the lending Partner's capital account nor entitle the lending Partner to any greater share of Partnership profits, credits or distributions, nor subject the lending Partner to any greater proportion of Partnership losses. The amount of the loan shall be a debt owed by the Partnership to the lending Partner, and repayable on such commercially reasonable terms and conditions as shall be agreed upon by the lending Partner and the General Partners.

6.   Partner's Capital Accounts.
     --------------------------

     The Partnership shall maintain a separate capital account for each Partner (the "Capital Account") in accordance with Subchapter K of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder (the "Regs"). The Capital Account of each Partner shall be increased by the amount of money and the agreed fair market value of any property contributed by the Partner to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code). All net income allocated to a Partner under Section 7.2 below and additional capital contributions by a Partner, if any, shall increase the Capital Account of such Partner. All net losses allocated to a Partner and all distributions from the Partnership (other than distributions in repayment of any principal and interest on loans and reimbursement of expenses) to a Partner, and the amount of any tax credits allocated to a Partner, to the extent that the allowance of such tax credit results in the reduction in basis of the related property, shall decrease such Partner's Capital Account. Loans by any Partner shall not be considered contributions to the capital of the Partnership.

7.   Net Income (Profits), Net Losses and Distributions.
     --------------------------------------------------

     7.1  Accounting for Net Income (Profits) or Net Losses.
          -------------------------------------------------

          The net income (profits) or net losses of the Partnership for financial accounting and federal income tax purposes shall be determined in accordance with federal income tax principles, including the deductions for cost recovery and/or amortization of all Partnership assets and expenditures, by using the cash method consistently applied from year to year as determined by the Partnership's accountants.

     7.2  Allocation of Net Income (Profits) or Net Losses and Income Tax
          ---------------------------------------------------------------
Credits.
-------

          (a)  Net Income. For Partnership accounting and tax purposes, all net
               ----------
          income (profits) or net losses of the Partnership and all income tax credits shall be allocated to each Partner in the same proportion as the number of Units held by such Partner bears to the aggregate number of Units outstanding (the "Partner Percentages").

          (b)  Losses; Negative Capital Accounts.  Notwithstanding the
               ---------------------------------
          foregoing, no loss shall be allocated to any Partner which would result in such Partner's Capital Account (as increased by that Partner's share of "Minimum Gain" as defined below) to fall below zero after taking into account all reasonably anticipated distributions, and any such excess loss shall instead be allocated among those Partners who are deemed to be entitled to such losses in accordance with Sections 704 and 752 of the Code and corresponding Regs, pro rata based on their respective Partner Percentages (defined below). In the event that any Partner's Capital Account (as increased by that Partner's share of "Minimum Gain" as defined below) is at any time below zero, Partnership net income shall be first allocated among the Partners with negative Capital Account balances proportionately (based on their relative negative balances) until each of their Capital Accounts have been restored to zero. In addition, the "Qualified Income Offset" provisions set forth in the Regs promulgated under Section 704(b) of the Code shall be applied.

          (c)  Minimum Gain.  "Minimum Gain" shall mean the amount of gain that
               ------------
          the Partnership would realize if, in a taxable transaction, Partnership property was disposed of in full satisfaction of the nonrecourse liabilities to which the property is subject, determined by aggregating the amount of gain that the Partnership would realize with respect to each nonrecourse liability of the Partnership and otherwise in accordance with Regs Section 1.704-2(d) and -2(g).

     7.3  Distributions.
          -------------

          Distributions of cash or other property shall be made to each Partner in accordance with the Partner Percentages. Such distributions shall be made in such amounts and at such times as the General Partners shall from time to time determine to be in the best interests of the Partnership in their sole discretion, with due regard for the maintenance of appropriate capital and contingency reserves, and the purpose of the Partnership to accumulate capital for possible purchase of additional stock and for additional investment opportunities. In the event of a permitted assignment of Partnership Units as provided in Article 10 below, all allocations and distributions provided in this Agreement which are attributable to the period during which such transfer of ownership occurred shall be apportioned between the Partner and its assignee in any manner that the General Partners shall determine to be permitted by relevant federal and state partnership tax law.

     7.4  Section 704(c) - Special Rule for Contributed Property.
          ------------------------------------------------------

          If property contributed by any Partner to the Partnership has an adjusted basis for federal and state income tax purposes which differs from the fair market value of such property on the date of contribution, allocations of depreciation, amortization, income, gain or loss with respect to such property shall be allocated among the Partners so as to take into account any such variation between the adjusted basis of such property and its fair market value utilizing the "traditional method" described in Regs Section 1.704-3(b). Allocations pursuant to this Section 7.4 are solely for purposes of federal, state and local taxes and shall not affect any Partner's Capital Account or share of distributions.

     7.5  Corrective Amendments for Tax Purposes.
          --------------------------------------

          The tax allocations and distributions under this Agreement are intended to comply with Section 704 of the Code and any other related provisions of the Code and/or Regs and are to be interpreted accordingly. In the event that the General Partners determine that it is necessary to amend this Agreement in order to so comply, then the General Partners are hereby authorized to make such an amendment without further action, provided that no such amendment shall change the economic distributions otherwise provided under this Agreement.

8.   Liabilities.
     -----------

     8.1  Limited Liability of a Limited Partner.
          --------------------------------------

          A Limited Partner shall not be bound by, liable for or subject to any loss, liability, obligation or expense of the Partnership except to the extent of its capital contribution to the Partnership and its share of undistributed Partnership profits. Except as otherwise provided under Article 7, any losses of the Partnership for which the Partnership is liable in excess of the amount of the capital of the Partnership and/or other guaranties of Partnership obligations, if any, shall be borne, proportionately by the General Partners. Notwithstanding the foregoing, a Limited Partner shall be obligated to return to the Partnership a part or all of any distribution if so required by applicable law.

     8.2  Indemnification.
          ---------------

          The General Partners shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to the Limited Partners for any acts or omissions performed or omitted in good faith and reasonably believed to be within the scope of the authority conferred by this Agreement, or for performance or omission to perform any acts on advice of the accountants or legal counsel of the Partnership. Under no circumstances shall the General Partners be liable for any indirect or consequential damages arising from any other party's breach of this Agreement. The Partnership shall indemnify, defend and hold harmless the General Partners, and each of them, from any and all expenses, losses, damages and/or costs, including attorney's fees (collectively "Damages"), incurred by the General Partners including Damages caused directly or indirectly by reason of any acts or omissions to act by the General Partners under this Agreement, except to the extent that Damages result from the gross negligence or willful misconduct of a General Partner, in which case indemnification shall be withheld from that General Partner only. Any Damages to be paid under this Section 8.2 shall be provided out of and to the extent of Partnership assets only and the Limited Partners shall not be personally liable therefor.

9.   Management.
     ----------

     9.1  General Partners as Manager.
          ---------------------------

          The General Partners shall have exclusive control over the business and management of the Partnership and the determination of its business policies, and shall have all the rights, powers, and duties usually vested in the general partners of a partnership organized for the purposes set forth in
Section 3 hereof. The General Partners shall be responsible for the day-to-day administration of the Partnership's business. If more than one person or entity are serving as General Partner, then the General Partners shall act by majority vote (based upon their relative Partner Percentages) except as otherwise specifically provided in this Agreement. The General Partners shall be entitled to reasonable compensation from the Partnership for any services rendered to the Partnership at a rate comparable to other similarly situated providers. The General Partners are authorized to delegate to any General Partner such authority to act on behalf of the Partnership as the General Partners determine appropriate from time to time. Subject to the provisions of Section 9.2 below, the General Partners' powers shall include, without limitation, the following, any or all of which may be delegated to any one General Partner as provided above:

          (a)  Documents.  To execute and deliver, in the name of the
               ---------
          Partnership, agreements, documents, deeds of trust, mortgages, promissory notes, security agreements, leases, including the leases of the Partnership property and instruments relating to the purchase, leasing, operation, sale, franchising, licensing, financing and refinancing of Partnership property and any personal property included therein, proxies, voting trust certificates, and any other documents or instruments that are customarily signed by owners of stock.

          (b)  Expenditure, Reserves.  To expend or retain the capital and net
               ---------------------
          income of the Partnership in the prudent exercise of any of the rights and powers possessed by the General Partners hereunder, consistent with the purposes of the Partnership.

          (c)  Operations.  To purchase, finance, refinance, hold, lease,
               ----------
          manage, operate and improve Partnership property.

          (d)  Insurance.  To purchase from or through others and maintain at
               ---------
          all times contracts of liability, casualty and other insurance which the General Partners deem advisable, appropriate or convenient for the protection of the Partnership's assets or affairs or for any purposes beneficial to its assets.

          (e)  Investments.  To invest Partnership funds in government
               -----------
          securities, bankers' acceptances, stocks, bonds, mutual funds or any other investments which the General Partners deem prudent and appropriate.

          (f)  Bank Accounts.  To open, maintain and close bank accounts,
               -------------
          certificates of deposit and brokerage accounts (including margin accounts) and to draw checks and other orders for the payment of money.

          (g)  Tax Matters Partner.  To act as the Tax Matters Partner pursuant
               -------------------
          to Section 6231(a)(7) of the Code for all purposes thereunder and to otherwise make all federal and state tax elections applicable to the Partnership in the best interests of a majority in interest of the Partners.

          (h)  Professionals.  To employ any professional management firm or any
               -------------
          other qualified entity or individual for such purposes as the General Partners deem appropriate at the Partnership's sole expense, specifically including the employment of itself or any Partner or any party that is affiliated with or controlled by any Partner, provided that in all circumstances the management fee shall be commercially reasonable.

          (i)  Management.  To control and perform all other activities incident
               ----------
          to managing the operations and affairs of the Partnership, and to make all decisions regarding the business of the Partnership unless otherwise specifically limited in Section 9.2 below.

     9.2  Limitations on General Partners.
          -------------------------------

          Without obtaining the prior unanimous written consent of all Partners, the General Partners shall not do any of the following:

          (a) Do any act which would make it impossible to carry out the purposes of the Partnership;

          (b)  Confess a judgment against the Partnership;

          (c) Execute or deliver any general assignment for the benefit of the creditors of the Partnership; or

          (d)  Do any act in contravention of this Agreement or the Certificate.

     9.3  Obligation of the General Partners to Provide Time and Skill to
          ---------------------------------------------------------------
Partnership.
-----------

          The General Partners shall apply themselves diligently to the business of the Partnership and devote as much time as is reasonably necessary to further the business of the Partnership. It is acknowledged and agreed that the General Partners shall not be required to devote all of their business time to the affairs of the Partnership and that the General Partners may be engaged in other business activities, some of which may be similar to or in competition with the Partnership. No Partner shall have any duty to offer or present to the Partnership any investment or future projects which it may locate. The provisions of this Section 9.3 shall apply to the trustee(s) or beneficiaries of any trust which is a Partner of the Partnership.

     9.4  Limited Partner Has No Management Rights.
          ----------------------------------------

          A Limited Partner shall not have any right or authority to be active in the conduct of the Partnership's business nor have any power or authority to bind the Partnership in any contract, agreement, compromise or undertaking and a Limited Partner shall take no action inconsistent herewith.

     9.5  Bank Deposits.
          -------------

          All funds contributed or advanced to the Partnership by the Partners and all other funds received by the Partnership from whatever source shall be deposited into a separate Partnership account or accounts in a bank or banks selected by the General Partners.

     9.6  Reports, Books and Records.
          --------------------------

          (a)  Reports.  The General Partners shall cause to be delivered to the
               -------
          Partners annual written statements of the Partnership's financial condition and a report of the Partnership's profits or losses and cash flows for each year within a reasonable period after the end of the Partnership's fiscal year. After the close of each such year, the General Partners shall cause to be prepared the Partnership's federal and state income tax returns and shall deliver K-1 statements to each Partner. The General Partners may engage a certified public accountant or other professional at the Partnership's expense to review the books and records of the Partnership, to distribute to the Partners a report of such review, including a statement of gross receipts and operating expenses during such year, and to prepare appropriate tax returns and related information.

          (b)  Books and Records.  At all times during the term of the
               -----------------
          Partnership, and beyond that term if the General Partners deem it necessary, the General Partners shall keep or cause to be kept books of account in which each Partnership transaction shall be entered fully and accurately. All Partnership books of account, along with the following items, shall be maintained by the General Partners:

               (1) A current list of the full name and last known business or residence of each Partner set forth in alphabetical order together with the contribution and the share in profits and losses of each Partner;

               (2) A copy of the Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney under which any certificate has been executed;

               (3) Copies of the Partnership's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

               (4) Copies of the original Partnership Agreement and all amendments thereto;

               (5) Financial statements of the Partnership for the six most recent calendar years ;

               (6) The Partnership's books and records for at least the current and past three calendar years.

          Such documents shall be kept at the Partnership's principal office and shall be available during normal business hours for inspection and copying by the Partners or their representatives. Upon the reasonable request of a Partner, the General Partners shall deliver to any Partner the information required to be maintained under (1)-(6) above.

          (c)  Fiscal Year; Accounting Method.  The fiscal year of the
               ------------------------------
          Partnership for all purposes shall be a calendar year. The Partnership shall utilize the cash method of accounting for tax and financial reporting purposes.

     9.7  Agent for Service of Process.
          ----------------------------
          The Partnership hereby appoints David Schwartz as its agent for service of process.

10.  Transfer of Partnership Interests.
     ---------------------------------

     10.1 By Limited Partner.
          ------------------

          (a)  Upon Consent of Partners.  Except with regard to Permitted
               ------------------------
          Transfers as defined below, no Limited Partner, including any representatives, successors or assigns of a Limited Partner, may sell, exchange, assign, transfer, pledge, hypothecate, gift or otherwise dispose of any Unit or any other interest in the Partnership, (collectively a "Transfer") unless such Limited Partner, or its representative or other successor-in-interest, obtains (i) the unanimous prior written consent of the General Partners, (ii) the prior written consent of Limited Partners owning a majority in interest of the Limited Partners Units (in each case consent may be withheld in each such Partner's sole discretion), and (iii) the requisite consent, if any, required as a condition of any such transfer for any underlying asset of the Partnership. A transfer for purposes of this Section 10.1 shall include the transfer of beneficial ownership of any Unit held by any trust which is a Partner hereof, or the transfer of any Unit upon the termination of the trust to a person or entity which is not a Permitted Transferee as defined below.

          (b)  Permitted Transfers/Permitted Transferees.  No such prior written
               -----------------------------------------
          consent under Section 10.1(a) shall be required with respect to the Transfer of any Limited Partner's Units: (i) to any other Partner;
          (ii) to any of the issue of David Schwartz or Alice Schwartz; or (iii) to a trust for the primary benefit of David Schwartz, Alice Schwartz, the issue of either of them, and/or the spouse of any such issue, provided, that one or more of the group consisting of David Schwartz,
          --------
          Alice Schwartz, any of the issue of David Schwartz or Alice Schwartz, and/or any other existing Partners serving as trustee(s) thereof with sufficient voting authority with respect to the Unit to control any material matter affecting such Unit and, provided further, that upon termination of
                                   -------- -------
          such primary beneficiary's interest in the trust, the trust's Units pass to a Permitted Transferee as defined in this Section 10.1 (cumulatively, subparagraphs (i), (ii), and (iii) shall be referred to as "Permitted Transfers" and the recipients thereunder as "Permitted Transferees"). For purposes of this Section 10.1, the term "issue" shall include any adopted child who was a minor at the time of adoption.

     10.2 By General Partner.
          ------------------

          (a) As General Partner Units  A General Partner may Transfer his or
              ------------------------
her Units as General Partner Units to any existing General Partner or to any person who is the issue of David Schwartz or Alice Schwartz.

          (b) As Limited Partner Units  Subject to subsection 10.2 (c) below, a
              ------------------------
General Partner may Transfer his or her Units as Limited Partner Units to any Permitted Transferee.

          (c) Conversion of General Partner Units  Under any circumstances
              -----------------------------------
described in Section 10.2 (b), or Section 10.4 concerning a General Partner in which the Units of the General Partner are not purchased (and an election is made to continue the Partnership under Section 11.2 hereof, if applicable), or upon a General Partner's resignation as a General Partner, then such General Partner's interest in the Partnership shall be converted to an equivalent interest as a Limited Partner and the remaining or substitute General Partner(s) shall continue to serve as General Partner(s).

          (d)  Other Transfers  Except as specifically provided in subsection
               ---------------
10.2 (a), (b), or (c), no General Partner may Transfer his or her Units (i) as General Partner Units unless the Partners unanimously consent to such transfer, or (ii) as Limited Partner Units unless the consent provisions of section 10.1(a) are satisfied.

     10.3 Transfers in Violation of Section 10.1.
          --------------------------------------

          Any transfer of a Unit in violation of Section 10.1 or Section 10.2 shall be null and void and of no force and effect whatsoever. Should a Partner attempt to make a testamentary transfer to a person or entity that is not a Permitted Transferee (or upon the change in beneficial ownership of any trust which is a Partner to a person or entity other than a Permitted Transferee), then the Partnership shall have the right to purchase such Unit on the terms and conditions set forth in Section 10.4 from the successor-in-interest of said deceased Partner (or the trustee of a trust which is a Partner).

     10.4 Purchase of Units in the Event of Bankruptcy, Insolvency, Divorce or
          --------------------------------------------------------------------
     Other Prohibited Transfer.
     -------------------------

          The provisions of this Section 10.4 shall apply in the event of (i) the Bankruptcy of a Partner (as such term is defined in Section 11.4 below),
(ii) the placement of a charge against one or more Units held by a Partner under any law, order or process of court, or the immediate threatened enforcement of any lien against one or more Units held by a Partner herein and the failure to vacate or rescind the same within thirty (30) days thereafter, (iii) the attempted transfer of one or more Units, or the transfer of a beneficial interest in a trust which is a Partner, to a person or entity which is not permitted or allowed under Section 10.1, or (iv) a dissolution of marriage resulting in a person who is not the issue of David Schwartz or Alice Schwartz owning one or more Units in the Partnership (or beneficial interest in a trust which is a Partner) as part of the decree of or settlement of such marital dissolution. Subject to the provisions of Section 11, in any of the foregoing events the Partnership may, at its option (the "Purchase Option"), purchase the Units held by that Partner, proposed transferee or successor-in-interest, as the case may be (each of whom is referred to as the "Seller"), upon the terms and conditions herein provided. Such Purchase Option shall be assignable by the Partnership to one or more Permitted Transferee(s), upon a majority vote (based on relative Partnership Units) of the unaffected Partners. If the Partnership does not agree to exercise its Purchase Option, then the other Partners shall have the same Purchase Option allocated in any manner in which they agree, or if they can not agree then proportionally based upon the relative Partnership Units of those Partners who wish to exercise the Purchase Option.

          (a) Exercise of Purchase Option. The Partnership may exercise the
              ----------------------------
          Purchase Option not later than ninety (90) days after the Price is determined under Section 10.4(b), by delivering notice of exercise to the Seller, with copies to all other Partners. If the Partnership (or its permitted assignee of the Purchase Option) does not elect to purchase all of the Units of the Seller, the other Partners who succeed to the Purchase Option shall have the right for an additional sixty (60) day period to purchase the remaining Units of the Seller, which Units shall be allocated between or among them as they may agree, or if they can not agree then in proportion to their respective Partner Percentages. In the event that the Purchase Option is duly exercised under this Section 10.4(a), then the purchasers shall be required to collectively purchase all of the Seller's Units under this
          Section 10.4.

          (b) Price. The price of the Units to be purchased under this Section
              -----
          10.4 shall be the price that a willing buyer aware of all of the terms, conditions and restrictions contained in this Partnership Agreement, and specifically taking into account the illiquidity, lack of marketability and lack of control attributable to such Units, and all other relevant circumstances, would pay for such Units in an all cash purchase, reduced by any loans and debts owed to the Partnership by the Seller (and/or the Partner whose Units are being sold). If the General Partners (or any one or more Partners as hereinbefore provided) and the representatives of the Seller are unable to agree on such price, then the Partnership's accountants shall determine such price at the sole expense of the Seller, and they may employ any appraiser or outside professional that they deem appropriate to assist in such determination, which determination shall be binding on all Partners and all other interested parties.

          (c) Payment. The Partnership or other purchaser may elect to pay the
              -------
          purchase price in cash or by a note payable in not more than ten (10) equal annual installments bearing interest at a rate equal to the appropriate applicable federal rate under Section 1274(d) of the Code in effect for the month of sale (but in no event higher than the maximum rate allowed by law). The note shall be prepayable without penalty and may be unsecured. The Partnership or other purchaser, as the case may be, may apply as a credit against the purchase price of the Seller's Units any payment made by the Partnership or such purchaser of all or part of any such lien or of the indebtedness reflecting any such charge on said Units, as applicable; provided,
                                                                   --------
          that in the event such payment is in excess of the purchase price, the Seller shall be indebted to the Partnership or such purchaser, as the case may be, for the amount of such excess in a demand obligation bearing interest at the Wells Fargo Bank reference rate, adjusted annually on the anniversary of the obligation

          (d) Continuation of Partnership. The Partnership shall not terminate
          ---------------------------
          by reason of a sale of any Units under this Section 10.4; provided
                                                                    --------
          that, in the case of a sale of the last General Partner's Units, the election under Section 11.2 has been made.

     10.5 Substituted Partners. No transferee of a Partner's Units who is not
          --------------------
     then a Partner shall become a substituted Partner unless (i) the relevant provisions of Section 10.1 or 10.2 have been fully satisfied, and (ii) the transferee has agreed in writing to all of the terms and conditions of this Agreement, including any amendments hereto.

     10.6 Investment Representation of Limited Partner.
          --------------------------------------------

          Notwithstanding any provisions of this Article 10 to the contrary, each Limited Partner hereby represents and warrants to the Partnership that it is accepting its Units in exchange for its capital contribution for investment purposes for its own account and not with a view to distribution or sale thereof to any party other than the existing Partners and their issue.

11.  Termination.
     -----------

     11.1 Terminating Events.
          ------------------

          Except as provided in Section 11.2 below, the Partnership shall terminate and dissolve on the earlier of the date set forth in Section 2 above or the happening of any of the following events:

          (a)  the withdrawal or demise of the last General Partner;

          (b) the unanimous vote of the General Partners together with a unanimous vote of the Limited Partners to terminate and dissolve the Partnership;

          (c) the Bankruptcy (as defined in Section 11.5 below) of the last General Partner or a general assignment by the last General Partner for the benefit of creditors, or the appointment of a receiver for the last General Partner's property or affairs;

          (d) the sale or other disposition (except an exchange for other real property) of all or substantially all of the Partnership's assets;

          (e) the dissolution of the Partnership by operation of law or judicial decree; and/or

          (f) the removal of the last General Partner as the General Partner of the Partnership by the prior unanimous written consent of the Limited Partners, or by the written consent of two-thirds (2/3) of the Partner Percentages of the Limited Partners in the event of the last General Partner's gross negligence or willful misconduct in the performance of its duties hereunder including, without limitation, its misappropriation of Partnership funds or its fraud committed upon the Partnership or any of the Partners.

     11.2 Election to Continue.
          --------------------

          Notwithstanding the provisions of Section 11.1 hereof, within sixty
(60) days following the occurrence of any of the events described in subparagraphs (a), (c) or (f) of Section 11.1, the remaining Partners may elect to continue the business of the Partnership by appointing by unanimous vote a substitute General Partner which may be one of the remaining Partners.

     11.3 Dissolution.
          -----------

          If the Partners do not elect to continue the Partnership within the sixty (60) day period specified in Section 11.2, the Partnership shall be dissolved at the expiration of said period. If the election to continue the Partnership under Section 11.2 is not applicable, then the Partnership shall be dissolved forthwith. Upon termination and dissolution of the Partnership, the books of the Partnership shall be closed and all net profits or net losses shall be allocated to the Partners in accordance with this Agreement. The General Partners or their successors-in-interest shall thereupon proceed to liquidate the assets of the Partnership as soon as reasonably practicable, and the Partnership shall engage in no further business thereafter other than that necessary to liquidate and wind up the affairs of the Partnership and to distribute Partnership assets. Any Partnership assets distributed-in-kind shall be valued at their fair market value (net of any liabilities to which they are subject to) and any unrealized gain or loss shall be allocated to the Partners as if such asset had been sold by the Partnership at its fair market value. The proceeds of liquidation of the Partnership assets shall be distributed in the following order:

          (a) In payment of third-party Partnership debts (other than debts owing to Partners) in payment of expenses of dissolution and liquidation;

          (b) In the funding of any reserves which the General Partners deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership;

          provided, however, that upon satisfaction of the above contingencies
          --------  -------
          the balance of such reserves shall be distributed in the manner provided below in this Section 11;

          (c) In payment of debts owing to the Partners by the Partnership including any unreimbursed expenses;

          (d) To the Partners pro rata in accordance with and to the extent of their positive Capital Accounts as adjusted for all of the transactions and distributions occurring prior to such distribution;

          (e) The balance, if any, to the Partners in the same proportion as the number of Units held by each Partner bears to the aggregate number of Units outstanding.

     11.4 Bankruptcy.
          ----------

          For the purposes of this Agreement, the term "Bankruptcy" with respect to a Partner means: (i) the filing of a petition for relief as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or any successor statute; (ii) a general assignment for the benefit of creditors; (iii) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (iv) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Partner in a proceeding contemplated by clauses (i), (ii) or (iii) or such Partner otherwise consenting to, acquiescing in or not contesting such proceeding within thirty (30) days after such Partner has received notice thereof; or (v) such Partner seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of all or substantially all of its properties.

12.  Power of Attorney.
     -----------------

     12.1 General Partner Appointed as Attorneys-In-Fact.
          ----------------------------------------------

          Each Limited Partner irrevocably constitutes and appoints each of the General Partners as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute, acknowledge, record and file: (i) any certificate or other instrument which may be required by law to be recorded or filed by the Partnership, or which the General Partners shall deem advisable to record or file; (ii) any amendment to this Agreement actually approved by the Limited Partners in accordance with Section 15.6 hereof, any amendment made for the purpose of reflecting a transfer of Partnership Units made in accordance with this Agreement, or any amendment made in accordance with Section 7.4; (iii) any certificates, documents or instruments and any and all amendments, modifications or cancellations as may from time to time be required or appropriate under the laws of the State of California; and (iv) all other documents which may be required to effectuate the dissolution and termination of the Partnership.

     12.2 Power Coupled With An Interest.
          ------------------------------

          The foregoing power-of-attorney shall be deemed to be coupled with an interest and shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its Units, except that where an assignee of such Units has been approved by the General Partners as a substituted Limited Partner, then the foregoing power-of-attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partners to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

     12.3 Substituted Limited Partner.
          ---------------------------

          By the execution of this Agreement by a substituted Limited Partner or an agreement to be bound thereby, said substituted Limited Partner shall be deemed to have given each of the General Partners a power-of-attorney coupled with an interest which is identical to that which his or its assignor had given.

13.  Death, Incompetency or Dissolution of a Limited Partner.
     -------------------------------------------------------

     The death of a Limited Partner (or of the primary beneficiary of a trust which is a Limited Partner), legal incompetence of a Limited Partner (or such primary beneficiary), or dissolution of a Limited Partner shall not dissolve or terminate the Partnership. In such event, the legal representative or successor of such Limited Partner shall have all of the rights of a Limited Partner in the Partnership to the extent of the interest of the deceased or incompetent or dissolved Limited Partner, subject to the terms and conditions of this Agreement, and if the successor in interest (or beneficial owner) is not a Permitted Transferee, then the provisions of Section 10.4 shall apply and, if neither the Partnership nor the other unaffected Partners elect to purchase the Units of such Limited Partner, the successor may become a Substitute Limited Partner upon compliance with the provisions of Section 10.1(c).

14.  Election Under Section 754 of the Code; Waiver of Right of Partition.
     --------------------------------------------------------------------

     14.1 Election Under Section 754 of the Code.
          --------------------------------------

          At the request of any Partner, the General Partners shall cause the Partnership to timely make the election provided in, and in accordance with,
Section 754 of the Code and the Regs thereunder, and the General Partner may charge any additional Partnership accounting or legal expense incurred in connection with the election and continuing implementation of such election to such requesting Partner.

     14.2 Waiver of Right of Partition.
          ----------------------------

          Having previously been advised that it may have a right to bring an action for partition, each of the Partners does hereby irrevocably waive for the duration of this Agreement any right or power any such Partner might have to cause the Partnership or any of its assets to be partitioned or compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or laws.

15.  Miscellaneous.
     -------------

     15.1 Notices.
          -------

          All notices under this Agreement shall be in writing, and shall be given to a party at the address set forth next to the party's signature below or at such other address as it may submit to the General Partner and to the Partnership at its principal office.

     15.2 Pronouns.
          --------

          Personal pronouns used herein shall be construed as that of the gender and number required by the context.

     15.3 Capacity.
          --------

          Each of the Partners expressly desires and intends that corporations, trusts, partnerships and any other form of legal entity, as well as natural persons, may pursuant hereto become a partner of the Partnership, hold Partnership Units and act through the individuals who from time to time are representatives thereof (as officers, trustees, partners or otherwise).

     15.4 Binding Effect.
          --------------

          This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors, assigns, representatives, estates, heirs or legatees.

     15.5 Agreement in Counterparts.
          -------------------------

          This Agreement may be executed in several counterparts, all of which constitute one and the same agreement, binding on all the parties hereto, notwithstanding that all the parties may not be signatories to the same counterpart.

     15.6 Amendment of Agreement.
          ----------------------

          This Agreement may be amended only by a written instrument signed by the General Partner and Limited Partners owning at least eighty percent (80%) of all of the outstanding Limited Partner Units. Notwithstanding the foregoing, any provision herein requiring the approval and consent of all of the Partners or all of the Limited Partners may not be amended without the prior written consent of all of the Partners or of all of the Limited Partners, as the case may be.

     15.7 Governing Law; Consent to Binding Arbitration; Jurisdiction and Venue.
          ---------------------------------------------------------------------

          This Agreement shall be governed by and construed in accordance with California law. Each party hereby expressly agrees that any dispute among the Partners relating in any way to the Partnership or this Agreement shall be resolved by binding arbitration to be conducted in any manner that they agree, or if they can not agree, then such arbitration shall be conducted in Alameda or Contra Costa County in accordance with the commercial rules of the American Arbitration Association. If any arbitration award is required to be submitted to court for enforcement, then each Party consents to the sole jurisdiction of the California courts and agrees that any action relating to or arising out of this Agreement shall be instituted and prosecuted only in the Municipal or Superior Court of the City and County of Alameda or Contra Costa, California, or the appropriate federal court located therein. Each party waives any right to a change of venue and any and all objections to the jurisdiction of the California courts.

     15.8 Attorneys' Fees.
          ---------------

          Should any litigation be commenced between or among the parties concerning any provision of this Agreement or the rights and duties of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees and for costs in accordance with Section 1717 of the California Civil Code.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNERS:                LIMITED PARTNERS:

Schwartz Revocable Trust         Schwartz Revocable Trust

/s/ David Schwartz               /s/ David Schwartz
---------------------------      -----------------------
David Schwartz, Trustee          David Schwartz, Trustee


/s/ Alice Schwartz               /s/ Alice Schwartz
---------------------------      -----------------------
Alice Schwartz, Trustee          Alice Schwartz, Trustee


/s/ Norman Schwartz              /s/ Norman Schwartz
---------------------------      -----------------------
Norman Schwartz                  Norman Schwartz


/s/ Steven Schwartz              /s/Steven Schwartz
---------------------------      -----------------------
Steven Schwartz                  Steven Schwartz


                                 /s/ Norman Schwartz
                                 -----------------------------------------------
                                 Norman Schwartz, custodian for Allison Schwartz


                                 /s/ Norman Schwartz
                                 -----------------------------------------------
                                 Norman Schwartz, custodian for Julia Schwartz

                                   EXHIBIT A
                                   ---------

--------------------------------------------------------------------------------
    GENERAL PARTNERS                 BIO-RAD CLASS B      PARTNERSHIP
                                         SHARES             UNITS
                                     CONTRIBUTED TO
                                      PARTNERSHIP
--------------------------------------------------------------------------------
Schwartz, Revocable Trust               12,180                 60
--------------------------------------------------------------------------------

Norman Schwartz                          4,060                 20
--------------------------------------------------------------------------------

Steven Schwartz                          4,060                 20
--------------------------------------------------------------------------------

    LIMITED PARTNERS
--------------------------------------------------------------------------------


Schwartz Revocable Trust             1,661,921              8,187
--------------------------------------------------------------------------------

Norman Schwartz                        143,751                708
--------------------------------------------------------------------------------

Steven Schwartz                        140,601                693
--------------------------------------------------------------------------------

Allison Schwartz                        31,727                156
--------------------------------------------------------------------------------

Julia Schwartz                          31,727                156
--------------------------------------------------------------------------------

Total                                2,030,027             10,000
--------------------------------------------------------------------------------